EXHIBIT 11

                        CONTINENTAL HOMES HOLDING CORP.
                       COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)


                                                  Years ended May 31,
                                              -------------------------
Fully diluted:                                  1994              1993
                                              --------          -------
Net income                                    $ 13,083          $ 7,100
Interest expense on convertible
  subordinated notes net of income
  taxes                                          1,604            1,660
                                              --------          -------
                                              $ 14,687          $ 8,760
                                              ========          =======
Weighted average number of
  shares outstanding                             6,203            5,144
Conversion of convertible
  subordinated notes (42.55 shares
  per $1,000 principal amount of
  notes)                                         1,489            1,489
Incremental shares relating to
  stock options exercisable                        105               99
                                              --------          -------
Weighted average number of shares
  outstanding assuming full dilution             7,797            6,732
                                              ========          =======

Fully diluted net income per share            $   1.88          $  1.30
                                              ========          =======